EXHIBIT 99.1

CB Financial Services, Inc. Announces 2015 Results

CARMICHAELS, Pa., Jan. 29, 2016 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQ:CBFV), the holding company of Community Bank (the “Bank”), today announced net income increased $4.1 million, or 96.2%, to $8.4 million, for the year ended December 31, 2015 compared to $4.3 million for the year ended December 31, 2014. Earnings per share (basic and diluted) increased $0.44, or 26.9%, to $2.07 for the year ended December 31, 2015 compared to $1.63 for the year ended December 31, 2014. The annual results were largely impacted by the merger of FedFirst Financial Corporation, the Monessen, Pennsylvania based holding company for First Federal Savings Bank, with CB effective on October 31, 2014, as well as by $2.0 million of merger-related expenses incurred in the prior period only. Earnings per share did not increase in proportion to the net income percentage increase due to the issuance of common stock as part of the merger.

Net income increased $22,000, or 1.3%, to $1.8 million for the three months ended December 31, 2015 compared to $1.7 million for the three months ended December 31, 2014. Earnings per share (basic and diluted) decreased $0.07, or 13.7%, to $0.43 for the three months ended December 31, 2015 compared to $0.50 for the three months ended December 31, 2014. The quarterly results were largely impacted by a $1.0 million provision for loan losses recognized in the current period offset by $946,000 of merger-related expenses and an $840,000 pre-tax gain on sale of an other real estate owned property recognized in the prior period.

“We are pleased to report on our 2015 year-end and fourth quarter results. CB had a wonderful year,” said Barron P. McCune, Jr., Vice Chairman, President and Chief Executive Officer. “This is the first full year of operations after the acquisition of FedFirst Financial on October 31, 2014. The acquisition has proved to be an excellent boost for CB, allowing us to earn 1.01% on average assets and 9.89% on average equity, while increasing our efficiency and productivity. This performance enabled us to increase our earnings per share from $1.63 to $2.07, an increase of 27%, and also to increase our quarterly dividend from $0.21 to $0.22, an increase of nearly 5%.

Our financial results reflect certain notable events. In the second quarter of 2015, we sold $38.2 million in residential mortgages that had been originated at FedFirst Financial before the acquisition. With the sale proceeds, we were able to pay down short term debt. This transaction improved our interest rate risk and liquidity profiles, but had the effect of shrinking the balance sheet. We were pleased to be able to replace these sold mortgage loans with solid increases in our commercial and consumer loan portfolios. Also, due to the Pennsylvania budget impasse, many of our customers, particularly school districts and municipalities, did not receive their regular funding during 2015, temporarily depressing deposits. These funds were released early in 2016.

In comparing the fourth quarters of 2014 and 2015, we had a large gain on sale of a bank-owned property in the fourth quarter of 2014. In the fourth quarter of 2015, we recorded a provision to our loan loss reserve to bolster the loan loss reserve in light of a softening local economy and a recent increase in the balances of nonperforming loans. With this increase, and based on our current assessment, we expect our loan loss reserve to be well-positioned as we go forward.

We are grateful that the Bank had such an excellent 2015, with robust loan production, improved efficiency, and strong profit.  We look forward to the future with confidence and excitement.”

STATEMENT OF INCOME REVIEW

Fourth Quarter Results

Net Interest Income.  Net interest income increased $786,000, or 12.3%, to $7.2 million for the three months ended December 31, 2015 compared to $6.4 million for the three months ended December 31, 2014.

Interest and dividend income increased $832,000, or 11.8%, to $7.9 million for the three months ended December 31, 2015 compared to $7.0 million for the three months ended December 31, 2014. Interest income on loans increased $858,000 due to an increase in average loans outstanding of $80.2 million primarily due to the merger. Despite a decrease of $5.2 million in the average balance, interest income on taxable securities increased $26,000 due to an increase of 31 basis points in yield from new purchases or from higher yields on the remaining securities in the portfolio. Interest income on securities exempt from federal tax decreased $38,000 due to deploying proceeds from security calls and maturities into loans and for merger-related funding purposes in the prior period. There was a decrease of $2.6 million in the average balance on securities exempt from federal tax and a decrease of 30 basis points in yield as a result of purchasing securities with lower prevailing yields.

Interest expense increased $46,000, or 7.4%, to $666,000 for the three months ended December 31, 2015 compared to $620,000 for the three months ended December 31, 2014. Interest expense on other borrowed funds increased $31,000 primarily due to an increase in long-term borrowings resulting from the Bank laddering a series of FHLB borrowings in 2015 to mitigate the Company’s interest rate risk in the event of rising interest rates. Interest expense on deposits increased $21,000 due to an increase in average interest-bearing deposits of $44.8 million primarily due to the merger. Despite the increase in average balances and the Bank holding rates constant throughout 2015, the average cost of interest-bearing deposits decreased 3 basis points, primarily related to the repricing of maturing certificates of deposit to lower rates.

Provision for Loan Losses.  The provision for loan losses was $1.0 million for the three months ended December 31, 2015. There was no provision for loan losses for the three months ended December 31, 2014. Net charge-offs for the three months ended December 31, 2015 were $428,000, which included a $291,000 charge-off on a commercial real estate loan in the oil and gas industry, compared to $142,000 for the three months ended December 31, 2014. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses and determined the current quarter provision was necessary due to quarterly charge-offs, commercial and indirect auto loan growth and an increase in substandard loans.

Noninterest Income.  Noninterest income increased $593,000 to $2.1 million for the three months ended December 31, 2015 compared to $1.5 million for the three months ended December 31, 2014 primarily due to a $438,000 increase in insurance commissions from the acquisition of Exchange Underwriters as part of the merger. The increase in insurance commissions included $225,000 of contingency fees in the current period, which are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. Service fees on deposit accounts increased $162,000 primarily due to a first-year incentive for a check card brand change and an increase in check card fees from deposit accounts acquired in the merger recognized in the current period. Other miscellaneous income increased $38,000 primarily due to a decline in amortization on mortgage servicing rights related to loans sold to the FHLB as part of the Mortgage Partnership Finance (“MPF®”) program. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. Net gains on the sales of loans decreased $70,000 primarily due a decrease in the number of loans originated and subsequently sold to the FHLB as part of the MPF® program.

Noninterest Expense.  Noninterest expense increased $527,000, or 10.0%, to $5.8 million for the three months ended December 31, 2015 compared to $5.3 million for the three months ended December 31, 2014. Salaries and employee benefits increased $289,000 primarily due to additional employees as a result of the merger as well as normal salary increases. Occupancy and equipment increased $107,000 and $86,000, respectively, primarily due to the acquisition of branches in the merger and increased costs associated with the prior year upgrade of the data processing system to accommodate additional account activity. PA shares tax, which is calculated based on the Bank’s stockholders’ equity, increased $80,000 due to an increase in stockholders’ equity from of the merger. Amortization of core deposit intangible increased $45,000 due to amortization of the core deposit intangible from the merger. Other noninterest expense increased $144,000 primarily due to an increase in various miscellaneous expenses due to the merger, such as telephone, postage, director fees, and business travel, as well as increased insurance costs and debit card fraud losses. Merger-related expenses decreased $946,000 due to merger-related expenses incurred in the prior period only. Other real estate owned expense increased $766,000 primarily due to an $840,000 pre-tax gain on sale of an other real estate owned commercial property in the prior period. Advertising decreased $48,000 related to the termination of a cooperative marketing agreement at Exchange Underwriters.

Income Tax Expense.  Income taxes decreased $200,000 to $675,000 for the three months ended December 31, 2015 compared to $875,000 for the three months ended December 31, 2014. The effective tax rate for the three months ended December 31, 2015 was 27.8% compared to 33.5% for the three months ended December 31, 2014. The decrease in income taxes and effective tax rate was due to the nondeductibility of certain merger-related expenses in the prior period, a decrease of $178,000 in net income before income tax expense and a decrease in tax-exempt income.

Annual Results

Net Interest Income.  Net interest income increased $10.3 million, or 54.7%, to $29.2 million for the year ended December 31, 2015 compared to $18.9 million for the year ended December 31, 2014.

Interest and dividend income increased $11.1 million, or 53.1%, to $31.9 million for the year ended December 31, 2015 compared to $20.8 million for the year ended December 31, 2014. Interest income on loans increased $11.0 million due to an increase in average loans outstanding of $238.1 million primarily due to the merger. Other interest and dividend income increased $158,000 primarily due to an increase in FHLB stock dividends which included the payment of a special dividend in the first quarter of 2015 of $56,000. As a result of an increase in borrowings compared to the prior period, the Bank was required to hold additional FHLB stock. Despite a decrease of $10.4 million in the average balance, interest income on taxable securities increased $97,000 due to an increase of 40 basis points in yield from new purchases or from higher yields on the remaining securities in the portfolio. Interest income on securities exempt from federal tax decreased $211,000 due to deploying proceeds from security calls and maturities into loans and for merger-related funding purposes in the prior period. There was a decrease of $5.3 million in the average balance on securities exempt from federal tax and a decrease of 23 basis points in yield as a result of purchasing securities with lower prevailing yields.

Interest expense increased $755,000, or 38.5%, to $2.7 million for the year ended December 31, 2015 compared to $2.0 million for the year ended December 31, 2014. Interest expense on deposits increased $568,000 due to an increase in average interest-bearing deposits of $145.8 million primarily due to the merger. Despite the increase in average balances, the average cost of interest-bearing deposits decreased 2 basis points, primarily related to the repricing of maturing certificates of deposit to lower rates. Interest expense on other borrowed funds and short-term borrowings increased $163,000 and $24,000, respectively, primarily due to an increase in average borrowings of $25.2 million. The Bank laddered a series of long-term FHLB borrowings in 2015 to mitigate the Company’s interest rate risk in the event of rising interest rates.

Provision for Loan Losses.  The provision for loan losses was $2.0 million for the year ended December 31, 2015. There was no provision for loan losses in the year ended December 31, 2014. Net charge-offs for the year ended December 31, 2015 were $710,000, which included a $291,000 charge-off on a commercial real estate loan in the oil and gas industry,  compared to net charge-offs of $187,000 for the year ended December 31, 2014. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses and determined the current provision was necessary due to current period charge-offs, commercial and indirect auto loan growth, and an increase in substandard loans.

Noninterest Income.  Noninterest income increased $3.8 million, or 98.9%, to $7.6 million for the year ended December 31, 2015 compared to $3.8 million for the year ended December 31, 2014 primarily due to a $3.1 million increase in insurance commissions from the acquisition of Exchange Underwriters as part of the merger. Included in insurance commissions are $565,000 of contingency fees. Service fees on deposit accounts increased $458,000 primarily due to check card fees from deposit accounts acquired in the merger and a first-year incentive for a check card brand change. Income from bank owned life insurance increased $201,000 due to the acquisition of policies in the merger. Other miscellaneous income increased $85,000 primarily due to a decline in amortization on mortgage servicing rights related to loans sold to the FHLB as part of the MPF® program. Net gains on sale of loans decreased $94,000 primarily due to losses on the sales of $38.2 million of residential loans that were acquired in the merger.

Noninterest Expense.  Noninterest expense increased $6.1 million, or 36.5%, to $22.9 million for the year ended December 31, 2015 compared to $16.8 million for the year ended December 31, 2014. Salaries and employee benefits increased $4.1 million primarily due to additional employees as a result of the merger as well as normal salary increases. Occupancy and equipment increased $559,000 and $499,000, respectively, primarily due to the acquisition of branches in the merger and increased costs associated with the prior year upgrade of the data processing system to accommodate additional account activity. Amortization of core deposit intangible increased $446,000 due to amortization of the core deposit intangible from the merger. Advertising increased $363,000 related to a cooperative marketing agreement at Exchange Underwriters and advertising initiatives to promote the merger. The cooperative marketing agreement was terminated in the fourth quarter of 2015. Other real estate owned income was $196,000 in the current period compared to $548,000 in the prior period resulting in an increase of $352,000 in expense due to a decrease in gains recognized on the sale of properties in the current period. The prior period included an $840,000 pre-tax gain on sale of an other real estate owned commercial property. PA shares tax, which is calculated based on the Bank’s stockholders’ equity, increased $322,000 due to an increase in stockholders’ equity from the merger. Contracted services increased $176,000 primarily due to increases in data processing expenses and fees associated with becoming a publicly traded company. Bankcard processing expense increased $136,000 due to the increase in the number of accounts from the merger. The FDIC assessment increased $51,000 due to the increase in deposits from the merger. Other noninterest expense increased $1.0 million primarily due to an increase in various miscellaneous expenses due to the merger, such as telephone, postage, director fees, and business travel as well as increased insurance costs and debit card fraud losses. Merger expenses decreased $2.0 million due to merger-related expenses incurred in the prior period only.

Income Tax Expense.  Income taxes increased $1.8 million to $3.4 million for the year ended December 31, 2015 compared to $1.6 million for the year ended December 31, 2014. The effective tax rate for the year ended December 31, 2015 was 29.0% compared to 27.3% for the year ended December 31, 2014. The increase in income taxes and effective tax rate was due to an increase of $6.0 million in net income before income tax expense and a decrease in tax-exempt income.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets decreased $15.6 million, or 1.8%, to $830.7 million at December 31, 2015 compared to $846.3 million at December 31, 2014.

Investment securities classified as available-for-sale decreased $9.6 million, or 9.1%, to $95.9 million at December 31, 2015 compared to $105.4 million at December 31, 2014. This decrease was primarily the result of calls and maturities of U.S. government agencies and obligations of states and political subdivisions that were utilized to pay down short-term borrowings and fund loans and were partially reinvested in U.S. government agencies and obligations of states and political subdivisions.

Loans, net, decreased $3.6 million, or 0.5%, to $676.9 million at December 31, 2015 compared to $680.5 million at December 31, 2014 primarily due to $38.2 million of residential loan sales in the second quarter and $11.2 million of net paydowns on residential loans partially offset by increases of $26.5 million in consumer loans (mainly indirect auto loans) and $20.2 million in commercial real estate loans. The loan sales were primarily comprised of 30-year fixed rate mortgage loans that were acquired in the merger and were secured by properties located outside the Bank’s normal lending area within the five counties it conducts business. The Company utilized the proceeds from the loan sales to payoff $14.0 million of borrowings in the third quarter and to fund commercial loan originations, which have shorter interest rate repricing durations than mortgage loans.

Liabilities.  Total liabilities decreased $20.6 million, or 2.7%, to $743.8 million at December 31, 2015 compared to $764.4 million at December 31, 2014.

Total deposits decreased $18.2 million, or 2.6%, to $679.3 million at December 31, 2015 compared to $697.5 million at December 31, 2014. There were decreases of $26.5 million in money market accounts, $5.9 million in time deposits, and $2.3 million in demand deposits, partially offset by increases of $12.8 million in brokered deposits and $3.1 million in savings accounts. The decrease in deposit balances is partly attributable to a decline in school district deposits as a result of the Pennsylvania state budget impasse as well as a decline in oil and gas industry-related deposits. Brokered deposits increased primarily due to the Bank participating in a reciprocal deposit network, which allows participating institutions to both send and receive identical amounts simultaneously and provides increased FDIC insurance coverage on customer deposit amounts greater than $250,000. The reciprocal deposit network does not share the same characteristics of traditional brokered deposits because they are based on actual customer relationships. Due to the low interest rate environment, the Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships.

Short-term borrowings decreased $14.2 million, or 30.5%, to $32.4 million at December 31, 2015 compared to $46.7 million at December 31, 2014. Conversely, other borrowed funds increased $12.9 million, or 85.0%, to $28.0 million at December 31, 2015 compared to $15.1 million at December 31, 2014. At December 31, 2015, short-term borrowings were comprised of $23.1 million of securities sold under agreements to repurchase compared to $20.9 million at December 31, 2014. The increase is related to business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. Short-term Federal Home Loan Bank borrowings decreased to $9.4 million at December 31, 2015 compared to $25.8 million at December 31, 2014. In the first quarter, a portion of FHLB short-term borrowings were replaced with $15.0 million in long-term borrowings with laddered maturities designed to mitigate the Company’s interest rate risk in the event of rising interest rates. Funds generated from loan sales in the second and third quarters and security maturities and calls were utilized to payoff FHLB short-term borrowings and $15.0 million of long-term FHLB borrowings in the third quarter. Due to a decline in school district deposits in the third and fourth quarter and loan growth, the Bank borrowed $9.4 million short-term and laddered an additional $13.0 million of long-term, fixed-rate FHLB borrowings. As a result of current year activity, the weighted average interest rate on long-term borrowings decreased from 3.78% to 1.80%.

Stockholders’ Equity.  Stockholders’ equity increased $5.0 million, or 6.1%, to $86.9 million at December 31, 2015 compared to $81.9 million at December 31, 2014. During the period, net income was $8.4 million and the Company paid $3.5 million in dividends to stockholders.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	December 31,	December 31,
Selected Financial Condition Data:	2015	2014
Assets	$830,677	$846,314
Cash and Cash Equivalents	11,340	11,751
Securities Available-for-Sale	95,863	105,449

Loans
Real Estate:
Residential	273,227	323,280
Commercial	203,020	182,858
Construction	21,213	22,197
Commercial and Industrial	77,147	76,601
Consumer	104,155	77,611
Other	4,592	3,099
Total Loans	683,354	685,646
Allowance for Loan Losses	6,490	5,195
Loans, Net	$676,864	$680,451

Goodwill and Core Deposit Intangible	9,306	10,520
Deposits	679,299	697,494
Borrowings	60,448	61,820
Stockholders' Equity	86,896	81,912

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
Selected Operations Data:	2015	2014	2015	2014
Interest and Dividend Income	$7,857	$7,025	$31,917	$20,841
Interest Expense	666	620	2,715	1,960
Net Interest Income	7,191	6,405	29,202	18,881
Provision for Loan Losses	1,030	-	2,005	-
Net Interest Income After Provision for Loan Losses	6,161	6,405	27,197	18,881
Noninterest Income:
Service Fees on Deposit Accounts	752	590	2,586	2,128
Insurance Commissions	896	458	3,536	466
Other Commissions	135	106	514	397
Net Gains on Sales of Loans	110	180	358	452
Net Gains on Sales of Investments	-	25	-	60
Income from Bank-Owned Life Insurance	120	99	474	273
Other	45	7	127	42
Total noninterest income	2,058	1,465	7,595	3,818

Noninterest Expense:
Salaries and Employee Benefits	3,027	2,738	12,493	8,380
Occupancy	451	344	1,777	1,218
Equipment	430	344	1,645	1,146
FDIC Assessment	90	124	463	412
PA Shares Tax	166	86	679	357
Contracted Services	199	187	639	463
Legal and Professional Fees	136	120	495	426
Advertising	151	199	830	467
Bankcard Processing Expense	113	103	456	320
Other Real Estate Owned Expense (Income)	14	(752)	(196)	(548)
Amortization of Core Deposit Intangible	134	89	535	89
Merger-Related	-	946	-	1,979
Other	876	732	3,113	2,089
Total noninterest expense	5,787	5,260	22,929	16,798
Income Before Income Taxes	2,432	2,610	11,863	5,901
Income Taxes	675	875	3,443	1,609
Net Income	$1,757	$1,735	$8,420	$4,292

Dividends Per Share	$0.22	$0.21	$0.85	$0.84
Earnings Per Share - Basic	0.43	0.50	2.07	1.63
Earnings Per Share - Diluted	0.43	0.50	2.07	1.63

Weighted Average Shares Outstanding - Basic	4,073,020	3,491,234	4,071,855	2,633,871
Weighted Average Shares Outstanding - Diluted	4,073,020	3,491,234	4,071,855	2,635,090

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
Selected Financial Ratios(1):	2015	2014	2015	2014
Return on Average Assets	0.84%	0.91%	1.01%	0.72%
Return on Average Equity	8.00	10.32	9.89	8.60
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	134.94	134.74	134.26	137.33
Average Equity to Average Assets	10.54	8.80	10.17	8.34
Net Interest Rate Spread	3.65	3.54	3.69	3.34
Net Interest Margin	3.77	3.65	3.82	3.47
Net Charge-Offs to Average Loans	0.26	0.10	0.11	0.04

	(Unaudited)
	December 31,	December 31,
	2015	2014
Allowance For Loan Losses to Total Loans (2)	0.95%	0.76%
Allowance For Loan Losses to Nonperforming Loans (2)	60.69	73.92
Nonperforming Loans to Total Loans	1.56	1.03
Nonperforming Assets to Total Assets	1.32	0.86
Common Equity Tier 1 Capital (to Risk Weighted Assets) (3)	12.83	N/A
Tier 1 Capital (to Risk Weighted Assets) (3)	12.83	11.63
Total Capital (to Risk Weighted Assets) (3)	13.89	12.50
Tier 1 Leverage (to Adjusted Total Assets) (3)	9.60	9.33
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	13.11	N/A
Tier 1 Capital (to Risk Weighted Assets) (4)	13.11	11.82
Total Capital (to Risk Weighted Assets) (4)	14.17	13.06
Tier 1 Leverage (to Adjusted Total Assets) (4)	9.78	9.48
Book Value Per Share	$21.29	$20.12
Outstanding Shares	4,081,017	4,071,462

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the merger with FedFirst Financial Corporation were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Capital ratios are for Community Bank only.
(4) Capital ratios are for CB Financial Services, Inc.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 34%. As such, amounts will not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, but include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented and are expressed in annualized rates.

	(Dollars in thousands)
	Three Months Ended December 31,
	2015			2014
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$669,166	$7,333	4.35%	$588,930	$6,470	4.36%
Investment Securities
Taxable	57,251	255	1.78	62,438	229	1.47
Exempt From Federal Tax	40,927	398	3.89	43,533	456	4.19
Other Interest-Earning Assets	5,685	29	2.02	19,212	43	0.89
Total Interest-Earning Assets	773,029	8,015	4.11	714,113	7,198	4.00
Noninterest-Earning Assets	53,893			44,458
Total Assets	$826,922			$758,571

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$111,705	45	0.16%	$93,686	42	0.18%
Savings	121,634	56	0.18	110,555	50	0.18
Money Market	142,129	87	0.24	144,806	87	0.24
Time Deposits	148,361	386	1.03	129,957	374	1.14
Total Interest-Bearing Deposits	523,829	574	0.43	479,004	553	0.46

Borrowings	49,022	92	0.74	50,997	67	0.52
Total Interest-Bearing Liabilities	572,851	666	0.46	530,001	620	0.46

Noninterest-Bearing Demand Deposits	162,089			158,045
Other Liabilities	4,819			3,793
Total Liabilities	739,759			691,839

Stockholders' Equity	87,163			66,732
Total Liabilities and
Stockholders' Equity	$826,922			$758,571

Net Interest Income		$7,349			$6,578

Net Interest Rate Spread (1)			3.65%			3.54%
Net Interest-Earning Assets (2)	$200,178			$184,112
Net Interest Margin (3)			3.77			3.65
Return on Average Assets			0.84			0.91
Return on Average Equity			8.00			10.32
Average Equity to Average Assets			10.54			8.80
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			134.94			134.74

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.
	(Dollars in thousands)
	Year Ended December 31,
	2015			2014
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets:
Interest-Earning Assets:
Loans, Net	$671,776	$29,668	4.42%	$433,668	$18,589	4.29%
Investment Securities
Taxable	57,082	959	1.68	67,512	862	1.28
Exempt From Federal Tax	41,892	1,661	3.96	47,184	1,978	4.19
Other Interest-Earning Assets	11,318	281	2.48	16,637	138	0.83
Total Interest-Earning Assets	782,068	32,569	4.16	565,001	21,567	3.82
Noninterest-Earning Assets	55,300			33,520
Total Assets	$837,368			$598,521

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$104,202	165	0.16%	$77,715	147	0.19%
Savings	122,652	222	0.18	94,856	175	0.18
Money Market	151,338	355	0.23	115,585	303	0.26
Time Deposits	151,730	1,601	1.06	95,920	1,150	1.20
Total Interest-Bearing Deposits	529,922	2,343	0.44	384,076	1,775	0.46

Borrowings	52,588	372	0.71	27,340	185	0.68
Total Interest-Bearing Liabilities	582,510	2,715	0.47	411,416	1,960	0.48

Noninterest-Bearing Demand Deposits	164,015			133,887
Other Liabilities	5,681			3,302
Total Liabilities	752,206			548,605

Stockholders' Equity	85,162			49,916
Total Liabilities and
Stockholders' Equity	$837,368			$598,521

Net Interest Income		$29,854			$19,607

Net Interest Rate Spread (1)			3.69%			3.34%
Net Interest-Earning Assets (2)	$199,558			$153,585
Net Interest Margin (3)			3.82			3.47
Return on Average Assets			1.01			0.72
Return on Average Equity			9.89			8.60
Average Equity to Average Assets			10.17			8.34
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			134.26			137.33

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.

Contact:
Barron P. McCune, Jr.
Vice Chairman, President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903